EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Frederick N. Cooper (215) 938-8312
May 25, 2011	fcooper@tollbrothersinc.com
Joseph R. Sicree (215) 938-8045
jsicree@tollbrothersinc.com
TOLL BROTHERS REPORTS FY 2011 2ND QTR AND 6 MONTH RESULTS
Horsham, PA, May 25, 2011 — Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), the nation’s leading builder of luxury homes, today announced results for earnings, revenues, contracts and backlog for its second quarter ended April 30, 2011.
The Company reported a FY 2011 second-quarter net loss of $20.8 million, or $0.12 per share compared to FY 2010’s second-quarter net loss of $40.4 million, or $0.24 per share. FY 2011’s second quarter included a net tax benefit of $10.7 million compared to an $11.4 million net tax benefit in FY 2010’s second quarter.
FY 2011’s second-quarter results included pre-tax write-downs and joint venture impairments totaling $32.5 million compared to FY 2010’s second quarter pre-tax write-downs totaling $42.3 million. Excluding write-downs and joint venture impairments, FY 2011’s second-quarter pre-tax income was $1.0 million compared to a pre-tax loss of $9.5 million in FY 2010’s second quarter.
FY 2011’s second-quarter revenues and home building deliveries of $319.7 million and 591 units rose 3% in dollars and 9% in units compared to FY 2010’s second-quarter results.
FY 2011’s second-quarter net signed contracts of $500.9 million and 879 units rose 8% in dollars and 7% in units compared to FY 2010’s second-quarter net signed contracts. The average price of second-quarter net signed contracts was $570,000, an increase of 1% from FY 2010’s second quarter.
On a per-community basis, FY 2011’s second-quarter net signed contracts of 4.35 units per community were approximately equal to FY 2010’s second-quarter total of 4.32. They exceeded FY 2009’s second-quarter total of 2.33 units by 87% and FY 2008’s second-quarter total of 2.95 units by 47%; however, they were still well below the Company’s historical second-quarter average, dating back to 1990, of 7.88 units per community.
The Company’s contract cancellation rate (current-quarter cancellations divided by current-quarter gross signed contracts) was 3.9% in the second quarter of FY 2011 compared to 5.3% in FY 2010’s second quarter. As a percentage of beginning-quarter backlog, the cancellation rate was 2.4%. These rates were better than the Company’s pre-downturn historical averages.
*more*

FY 2011’s second-quarter-end backlog of $1.01 billion, or 1,760 units, increased 1% in both dollars and units compared to FY 2010’s second-quarter-end backlog.
For FY 2011’s six-month period, the Company reported a net loss of $17.4 million, or $0.10 per share compared to FY 2010’s six-month period net loss of $81.2 million, or $0.49 per share. FY 2011’s six-month period included pre-tax write-downs and joint venture impairments totaling $57.6 million compared to $75.7 million in FY 2010’s comparable period. FY 2011’s six-month period included a net tax benefit of $31.2 million compared to a $27.4 million net tax benefit in FY 2010’s six-month period. Excluding write-downs and joint venture impairments, FY 2011’s six-month pre-tax income was $9.1 million compared to FY 2010’s six-month pre-tax loss, excluding write-downs, of $32.8 million.
For FY 2011’s first six months, home building revenues of $653.8 million and 1,161 units increased 2% in both dollars and units compared to FY 2010. FY 2011 net signed contracts of $808.1 million and 1,427 units increased 7% in dollars and 6% in units compared to FY 2010.
Toll Brothers ended FY 2011’s second quarter with 203 selling communities compared to 190 at FY 2010’s second-quarter end. The Company expects to end FY 2011 with between 215 and 225 selling communities. The Company ended FY 2011’s second quarter with approximately 35,900 lots owned and optioned compared to approximately 35,700 in the previous quarter and 33,600 one year ago.
Toll Brothers ended FY 2011’s second quarter with a net-debt-to-capital ratio(1) of 13.6% compared to 16.2% at FY 2010’s second-quarter end. The Company ended FY 2011’s second quarter with $1.25 billion of cash and marketable securities compared to $1.10 billion at FY 2011’s first-quarter end and $1.55 billion at FY 2010’s second-quarter end. The increase in cash between FY 2011’s first and second quarters reflected the Company’s receipt of a tax refund of $154.3 million, offset, in part, by the Company’s use of $37 million for the purchase of land. At FY 2011’s second-quarter end, the Company also had $784 million available under its $885 million 12-bank credit facility, which matures in October 2014.
Douglas C. Yearley, Jr., Toll Brothers’ chief executive officer, stated: “We continue to see stability, and, in some cases, improvement, across our various luxury product lines. Our target customers generally have remained employed during this downturn, and, with their solid credit profiles, been able to secure mortgages at good rates. However, many have deferred their home buying decisions because of concerns over the direction of the economy and media headlines suggesting that home prices continue to decline. We believe that some of our clients, after waiting so long, are starting to move off the fence and into the market, motivated by attractive pricing, low interest rates and, most importantly, the desire to take the next step in their lives.
*more*

“We believe we are gaining market share thanks, in part, to a flight to quality in the luxury market and a reduction in competition in some markets. With our brand name reputation, strong financial position and demonstrated reliability through this downturn, customers take comfort in our proven ability to deliver quality homes in well-located communities.
“Gibraltar Capital and Asset Management LLC, our wholly owned subsidiary, completed, in a joint venture, its second portfolio purchase this past quarter. Since last June, Gibraltar, in joint ventures, has acquired portfolios of development loans and real estate properties (primarily related to residential communities) with unpaid principal balances and/or book values totaling approximately $2 billion. Gibraltar continues to see a steady flow of portfolio acquisition and other investment opportunities.”
Martin P. Connor, Toll Brothers’ chief financial officer, stated: “The average price of our closings declined to $541,000 from $586,000 last quarter, primarily due to an expected shift in the geographic and product mix of deliveries. Nonetheless, our pre-impairment, pre-interest margin improved by 46 basis points sequentially and 272 basis points compared to last year’s second quarter as we continued to see benefits from the implementation of purchasing initiatives, reduced incentives and the close-out of lower margin communities.
“Subject to the caveats in our Statement on Forward-Looking Information included in this release, we offer the following limited guidance:
“We ended FY 2011’s second quarter with a relatively flat backlog compared to FY 2010’s second-quarter end. As such, we currently estimate that we will deliver between 2,300 and 2,800 homes in FY 2011. We believe the average delivered price for the next two quarters will be between $540,000 and $560,000 per home.”
Robert I. Toll, executive chairman, stated: “Last year’s second quarter results across the industry were catalyzed by a tax credit that pulled demand forward at the bottom rungs of the homeownership ladder and may have energized activity in higher price points as well. This year’s second quarter demand obviously was not accelerated by any tax incentives.
“We question the recent media headlines announcing that home prices continue to fall. Many studies quoted in the media combine distressed sales data, including foreclosures and short sales, with new and/or non-distressed existing home sales data. We believe that averaging distressed and non-distressed sales data provides a misleading picture to the public regarding home price direction.
“In contrast to these reports, we are experiencing flat to slightly increasing pricing in most markets. As consumers better understand that prices are firming, we believe they will gain confidence, which will help release some of the pent-up demand that must be building in the market.”
The financial highlights for the second quarter and six months ended April 30, 2011 (unaudited):
*more*

•
FY 2011’s second-quarter net loss was $20.8 million, or $0.12 per share, compared to FY 2010’s second-quarter net loss of $40.4 million, or $0.24 per share. FY 2011’s second-quarter net loss included pre-tax write-downs of $32.5 million: $10.7 million of the write-downs was attributable to operating communities, $2.2 million to land controlled for future communities and $19.6 million attributable to joint ventures. In FY 2010, second-quarter pre-tax write-downs totaled $42.3 million.

•	FY 2011’s second-quarter pre-tax loss was $31.5 million compared to FY 2010’s second-quarter pre-tax loss of $51.8 million.

•	Excluding write-downs, FY 2011’s second-quarter pre-tax income was $1.0 million compared to FY 2010’s second-quarter pre-tax loss of $9.5 million.

•	FY 2011’s six-month net loss was $17.4 million, or $0.10 per share compared to FY 2010’s six-month net loss of $81.2 million, or $0.49 per share.

•
FY 2011’s six-month net loss included pre-tax write-downs of $57.6 million: $16.2 million of the write-downs was attributable to operating communities, $3.1 million to land controlled for future communities, $(1.3 million) of recovery of previous costs related to land controlled for future development, and $39.6 million attributable to joint ventures. In FY 2010, six-month pre-tax write-downs totaled $75.7 million.

•	FY 2011’s six-month pre-tax loss was $48.5 million compared to a FY 2010’s six-month pre-tax loss of $108.5 million.

•	Excluding write-downs, FY 2011’s six-month pre-tax income was $9.1 million compared to a pre-tax loss of $32.8 million for FY 2010’s six-month period, excluding write-downs.

•
The Company recorded FY 2011 second-quarter and six-month tax benefits of $10.7 million and $31.2 million, respectively, compared to an $11.4 million tax benefit in FY 2010’s second quarter and a $27.4 million tax benefit in FY 2010’s six-month period.

•	FY 2011’s second-quarter total revenues of $319.7 million and 591 units increased 3% in dollars and 9% in units from FY 2010’s second-quarter total revenues of $311.3 million and 543 units.

•	FY 2011’s second-quarter gross margin, excluding interest and write-downs, improved to 23.0% from 20.3% in FY 2010’s second quarter.

•
Interest included in cost of sale was flat sequentially and increased from 4.9% of revenues in FY 2010’s second quarter to 5.4% of revenues in FY 2011’s second quarter as more inventory was held for longer periods.

•	FY 2011’s six-month total revenues of $653.8 million and 1,161 units rose 2% in both dollars and units compared to FY 2010’s same period totals of $638.0 million and 1,139 units.
*more*

•
In FY 2011’s second quarter, unconsolidated entities in which the Company had an interest delivered $52.3 million of homes compared to $17.7 million in the second quarter of FY 2010. In FY 2011’s first six months, unconsolidated entities in which the Company had an interest delivered $131.3 million of homes compared to $33.7 million in the six-month period of FY 2010. The Company recorded its share of the results from these entities’ operations in “(Loss) Income from Unconsolidated Entities” on the Company’s Statement of Operations.

•
The Company signed gross contracts of $521.1 million and 915 units in FY 2011’s second quarter, an increase of 6% in dollars and 6% in units, compared to $489.4 million and 866 gross contracts signed in FY 2010’s second quarter. The Company signed 1,496 gross contracts totaling $847.0 million in FY 2011’s first six months, an increase of 5% and 6%, respectively, in units and dollars, compared to the 1,430 gross contracts totaling $802.5 million signed in FY 2010’s six-month period.

•
The average price per unit of gross contracts signed in FY 2011’s second quarter was approximately $570,000 compared to approximately $561,000 in FY 2011’s first quarter and $565,000 in FY 2010’s second quarter.

•
The Company’s FY 2011 second-quarter net contracts of $500.9 million and 879 units rose by 8% and 7%, respectively, compared to FY 2010’s second-quarter net contracts of $464.6 million and 820 units. The Company’s FY 2011 six-month net contracts of $808.1 million and 1,427 units increased by 7% and 6%, respectively, compared to net contracts of $756.6 million and 1,346 units in FY 2010’s six-month period.

•
In FY 2011’s second quarter, unconsolidated entities in which the Company had an interest signed agreements for $75.5 million of homes compared to $53.8 million in the second quarter of FY 2010. In FY 2011’s first six months, unconsolidated entities in which the Company had an interest signed agreements for $99.7 million of homes compared to $95.5 million in the six-month period of FY 2010.

•
The average price per unit of net contracts signed in FY 2011’s second quarter was approximately $570,000 compared to approximately $561,000 in FY 2011’s first quarter and $567,000 in FY 2010’s second quarter.

•
The average price per unit of cancellations in FY 2011’s second quarter was approximately $562,000 compared to approximately $566,000 in FY 2011’s first quarter and $539,000 in FY 2010’s second quarter.

•	In FY 2011, second-quarter cancellations totaled 36. This compared to 33 in FY 2011’s first quarter, and 54, 46, 46, and 38, respectively, in FY 2010’s fourth, third, second and first quarters.
*more*

•
FY 2011’s second-quarter cancellation rate (current-quarter cancellations divided by current-quarter signed contracts) was 3.9%. This compared to 5.7% in FY 2011’s first quarter, and 8.8%, 6.2%, 5.3%, and 6.7%, respectively, in FY 2010’s fourth, third, second and first quarters. As a percentage of beginning-quarter backlog, FY 2011’s second-quarter cancellation rate was 2.4%. This compared to 2.3% in FY 2011’s first quarter, and 3.3%, 2.6%, 3.1% and 2.5%, respectively, in FY 2010’s fourth, third, second and first quarters.

•	In FY 2011, second-quarter-end backlog of $1.0 billion and 1,760 units both increased 1% from FY 2010’s second-quarter-end backlog of $993.5 million and 1,738 units.

•
The Company ended its FY 2011 second quarter with $1.25 billion in cash and marketable securities compared to $1.10 billion at 2011’s first-quarter end and $1.55 billion at FY 2010’s second-quarter end. During FY 2011’s second quarter, the Company received a tax refund of $154.3 million and used approximately $37 million of cash to purchase land. At FY 2011’s second-quarter end, it had $783.8 million available under its $885 million 12-bank credit facility, which matures in October 2014.

•	The Company’s Stockholders’ Equity at FY 2011’s second-quarter end was $2.55 billion compared to $2.57 billion at FY 2011’s first-quarter end.

•	The Company ended FY 2011’s second quarter with a net-debt-to-capital ratio(1) of 13.6% compared to 17.6% at FY 2011’s first-quarter end and 16.2% at FY 2010’s second-quarter end.

•
The Company ended FY 2011’s second quarter with approximately 35,900 lots owned and optioned compared to 35,700 one quarter earlier, 33,600 one year earlier and 91,200 at its peak at FY 2006’s second-quarter end. At 2011’s second-quarter end, approximately 30,500 of these lots were owned, of which approximately 10,900 lots, including those in backlog, were substantially improved.

•
The Company ended FY 2011’s second quarter with 203 selling communities, compared to 200 at FY 2011’s first-quarter end and 190 at FY 2010’s second-quarter end. The Company expects to end FY 2011 with between 215 to 225 selling communities compared to its peak of 325 communities at FY 2007’s second-quarter end.

•
Based on FY 2011’s second-quarter-end backlog and the pace of activity at its communities, the Company currently estimates it will deliver between 2,300 and 2,800 homes in FY 2011. It believes the average delivered price for FY 2011’s final two quarters will be between $540,000 and $560,000 per home.

(1)
Net debt-to-capital is calculated as total debt minus mortgage warehouse loans minus cash and marketable securities, divided by total debt minus mortgage warehouse loans minus cash and marketable securities plus stockholders’ equity.

*more*

Toll Brothers will be broadcasting live via the Investor Relations section of its website, www.tollbrothers.com, a conference call hosted by CEO Douglas C. Yearley, Jr. at 2:00 p.m. (EDT) today, May 25, 2011, to discuss these results and its outlook for the remainder of FY 2011. To access the call, enter the Toll Brothers’ website, then click on the Investor Relations page, and select “Conference Calls”. Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software.
The call can be heard live with an on-line replay which will follow and continue through July 31, 2011. Podcast (iTunes required) and MP3 format replays will be available approximately 48 hours after the conference call via the “Conference Calls” section of the Investor Relations portion of the Toll Brothers website.
Toll Brothers, Inc. is the nation’s leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol “TOL”. The Company serves move-up, empty-nester, active-adult and second-home home buyers and operates in 19 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Texas, Virginia.
Toll Brothers builds luxury single-family detached and attached home communities, master planned luxury residential resort-style golf communities and urban low-, mid- and high-rise communities, principally on land it develops and improves. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security and landscape subsidiaries. The Company also operates its own lumber distribution, and house component assembly and manufacturing operations.
Toll Brothers is honored to have won the three most coveted awards in the homebuilding industry: America’s Best Builder from the National Association of Home Builders, the National Housing Quality Award, and Builder of the Year. Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company sponsors the Toll Brothers — Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit tollbrothers.com.
*more*

Certain information included in this release is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, information related to: anticipated operating results; financial resources and condition; selling communities; home deliveries; average home prices; consumer demand and confidence; contract pricing; business and investment opportunities; and market and industry trends.
Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements and presentations. These risks and uncertainties include, among others: local, regional, national and international economic conditions; fluctuating consumer demand and confidence; interest and unemployment rates; changes in sales conditions, including home prices, in the markets where we build homes; the competitive environment in which we operate; the availability and cost of land for future growth; conditions that could result in inventory write-downs or write-downs associated with investments in unconsolidated entities; the ability to recover our deferred tax assets; the availability of capital; uncertainties in the capital and securities markets; liquidity in the credit markets; changes in tax laws and their interpretation; effects of governmental legislation and regulation; the outcome of various legal proceedings; the availability of adequate insurance at reasonable cost; the impact of construction defect, product liability and home warranty claims, including the adequacy of self-insurance accruals, the applicability and sufficiency of our insurance coverage; the ability of customers to obtain financing for the purchase of homes; the ability of home buyers to sell their existing homes; the ability of the participants in various joint ventures to honor their commitments; the availability and cost of labor and building and construction materials; the cost of raw materials; construction delays; domestic and international political events; and weather conditions.
Any or all of the forward-looking statements included in this release are not guarantees of future performance and may turn out to be inaccurate. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
*more*

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	April 30,	October 31,
	2011	2010
	(Unaudited)
ASSETS
Cash and cash equivalents	$949,896	$1,039,060
Marketable securities	297,846	197,867
Restricted cash	32,125	60,906
Inventory	3,384,720	3,241,725
Property, construction and office equipment, net	99,450	79,916
Receivables, prepaid expenses and other assets	87,745	97,039
Mortgage loans receivable	28,996	93,644
Customer deposits held in escrow	17,859	21,366
Investments in and advances to unconsolidated entities and non- performing loan portfolio	185,259	198,442
Income tax refund recoverable		141,590

Total Assets	$5,083,896	$5,171,555

LIABILITIES AND EQUITY
Liabilities:
Loans payable	$105,256	$94,491
Senior notes	1,545,067	1,544,110
Mortgage company warehouse loan	24,906	72,367
Customer deposits	91,203	77,156
Accounts payable	92,464	91,738
Accrued expenses	525,823	570,321
Income taxes payable	144,051	162,359

Total liabilities	2,528,770	2,612,542

Equity:
Stockholders’ Equity
Preferred stock	—	—
Common stock	1,669	1,664
Additional paid-in capital	370,361	360,006
Retained earnings	2,177,100	2,194,456
Treasury stock, at cost		(96)
Accumulated other comprehensive loss	(225)	(577)

Total stockholders’ equity	2,548,905	2,555,453
Noncontrolling interest	6,221	3,560

Total equity	2,555,126	2,559,013

	$5,083,896	$5,171,555

*more*

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amount in thousands, except per share data)
(unaudited)

	Six Months Ended		Three Months Ended
	April 30,		April 30,
	2011	2010	2011	2010
Revenues	$653,791	$637,969	$319,675	$311,271

Cost of revenues	558,319	623,070	276,354	305,583
Selling, general and administrative expenses	128,301	126,822	67,050	59,549
Interest expense	1,504	13,464	392	6,207

	688,124	763,356	343,796	371,339

Loss from operations	(34,333)	(125,387)	(24,121)	(60,068)
Other:
(Loss) income from unconsolidated entities	(21,872)	1,646	(10,870)	1,280
Interest and other	7,674	15,232	3,507	6,999
Expenses related to early retirement of debt		(34)

Loss before income taxes	(48,531)	(108,543)	(31,484)	(51,789)
Income tax benefit	(31,175)	(27,388)	(10,711)	(11,388)

Net loss	$(17,356)	$(81,155)	$(20,773)	$(40,401)

Loss per share:
Basic	$(0.10)	$(0.49)	$(0.12)	$(0.24)

Diluted	$(0.10)	$(0.49)	$(0.12)	$(0.24)

Weighted-average number of shares:
Basic	166,794	165,322	166,910	165,407

Diluted	166,794	165,322	166,910	165,407

*more*

TOLL BROTHERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
(Amount in thousands)
(unaudited)

	Six Months Ended		Three Months Ended
	April 30,		April 30,
	2011	2010	2011	2010
Impairment charges recognized:
Cost of sales	$18,048	$75,712	$12,922	$42,331
Loss from unconsolidated entities	39,600		19,600

	$57,648	$75,712	$32,522	$42,331

Depreciation and amortization	$7,403	$9,540	$3,659	$4,292

Interest incurred	$58,434	$58,861	$28,718	$29,172

Interest expense:
Charged to cost of sales	$35,381	$32,378	$17,300	$15,125
Charged to selling, general and administrative expense	1,504	13,464	392	6,207
Charged to interest income and other	318	809	248	704

	$37,203	$46,651	$17,940	$22,036

Home sites controlled:
Owned	30,541	28,346
Optioned	5,394	5,298

	35,935	33,644

*more*

Toll Brothers operates in four geographic segments:

North:	Connecticut, Illinois, Massachusetts, Michigan, Minnesota, New Jersey and New York
Mid-Atlantic:	Delaware, Maryland, Pennsylvania, Virginia and West Virginia
South:	Florida, Georgia, North Carolina, South Carolina and Texas
West:	Arizona, California, Colorado and Nevada

	Three Months Ended		Three Months Ended
	April 30,		April 30,
	Units		$ (Millions)
	2011	2010	2011	2010
HOME BUILDING REVENUES
North	167	160	$84.6	$83.1
Mid-Atlantic	184	184	99.6	103.0
South	124	114	66.5	63.7
West	116	85	69.0	61.5

Total consolidated	591	543	$319.7	$311.3

CONTRACTS
North	224	206	$125.3	$105.2
Mid-Atlantic	281	278	154.6	150.3
South	219	179	128.4	99.1
West	155	157	92.6	110.0

Total consolidated	879	820	$500.9	$464.6

Backlog
North	561	565	$291.3	$287.2
Mid-Atlantic	583	556	344.3	329.5
South	402	351	228.9	184.7
West	214	266	141.9	192.1

Total consolidated	1,760	1,738	$1,006.4	$993.5

*more*

	Six Months Ended		Six Months Ended
	April 30,		April 30,
	Units		$ (Millions)
	2011	2010	2011	2010
HOME BUILDING REVENUES
North	316	327	$167.1	$174.5
Mid-Atlantic	363	376	203.4	204.0
South	239	227	128.4	119.0
West	243	209	154.9	140.5

Total consolidated	1,161	1,139	$653.8	$638.0

CONTRACTS
North	356	342	$199.1	$178.1
Mid-Atlantic	471	439	263.3	239.9
South	345	296	197.6	155.7
West	255	269	148.1	182.9

Total consolidated	1,427	1,346	$808.1	$756.6

Unconsolidated entities:
Information related to revenues and contracts of entities in which we have an interest for the three-month and six-months periods ended April 30, 2011 and 2010 is as follows:

	2011	2010	2011	2010
	Units	Units	$(Mill)	$(Mill)
Three months ended April 30,
Revenues	63	23	$52.3	$17.7
Contracts	83	69	$75.5	$53.8
Six months ended April 30,
Revenues	171	47	$131.3	$33.7
Contracts	111	118	$99.7	$95.5
Backlog at April 30,	66	128	$59.6	$98.4
###